SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant:                        |X|
Filed by a Party other than the Registrant: |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss.240.14a-12

                        CAPITAL SENIOR LIVING CORPORATION
                        ---------------------------------
                (Name of Registrant as Specified in Its Charter)

                        CAPITAL SENIOR LIVING CORPORATION
                        ---------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.
|_|      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Item 22(a)(2) of Schedule 14A.
|_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11.

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

CORPDAL:98255.9  34393-00001

                        CAPITAL SENIOR LIVING CORPORATION
                              14160 DALLAS PARKWAY
                                    SUITE 300
                               DALLAS, TEXAS 75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 1998


To the Stockholders of Capital Senior Living Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Capital Senior Living Corporation, a Delaware corporation (the "Company"), will be held at Embassy Suites, Galleria Area, Dallas, Texas, on the 21st day of May, 1998, at 10:00 a.m. (local time) for the following purposes:

                  1. To elect two (2) directors of the Company to hold office until the annual meeting of stockholders to be held in 2001 or until their respective successors are duly elected and qualified;

                  2. To ratify the Board of Directors' appointment of Ernst & Young LLP, independent accountants, as the Company's independent auditors for the year ending December 31, 1998; and

                  3. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

         The Board of Directors has fixed the close of business on March 25, 1998, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the Annual Meeting.

         You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              JAMES A. STROUD
                                              SECRETARY

March 30, 1998
Dallas, Texas

CORPDAL:98255.9  34393-00001
                                                        -2-

                        CAPITAL SENIOR LIVING CORPORATION
                              14160 DALLAS PARKWAY
                                    SUITE 300
                               DALLAS, TEXAS 75240

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 21, 1998

                           ---------------------------

                          SOLICITATION AND REVOCABILITY
                                   OF PROXIES


         The accompanying proxy is solicited by the Board of Directors on behalf of Capital Senior Living Corporation, a Delaware corporation (the "Company"), to be voted at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 21, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH ON THE ACCOMPANYING NOTICE.

         The executive offices of the Company are located at, and the mailing address of the Company is, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240.

         Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

         This proxy statement (the "Proxy Statement") and accompanying form of proxy are being mailed on or about March 30, 1998. The Company's Annual Report to Stockholders covering the Company's fiscal year ended December 31, 1997, is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

         Any stockholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to David
R. Brickman, General Counsel, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240; no such revocation shall be effective, however, unless such notice of revocation has been received by the Company at or prior to the Annual Meeting.

         In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of common stock, par value $0.01 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

         The cost of  preparing,  printing,  assembling,  and mailing the Annual
Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of the Company's Common Stock, and other costs of solicitation, are to be borne by the Company.



CORPDAL:98255.9  34393-00001
                                                        -1-

                                QUORUM AND VOTING

         The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 25, 1998 (the "Record Date"). On the Record Date, there were 19,717,347 shares of Common Stock issued and outstanding.

         Each holder of Common Stock is entitled to one vote per share on all matters to be acted upon at the meeting and neither the Company's Amended and Restated Certificate of Incorporation nor its Amended and Restated Bylaws allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock voting at the meeting is required for the election of directors and the affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of the independent auditors.

         An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Each proposal is tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to stockholders, whereas broker non-votes are not counted as voting for purposes of determining whether a proposal has received the necessary number of votes for approval of the proposal. With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

         The Company believes that under the rules of the New York Stock Exchange, brokers who hold shares in "street name" on behalf of their customers will have discretion, in the absence of voting instructions from the customer, to vote such shares concerning all proposals.

CORPDAL:98255.9  34393-00001
                                                        -2-

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of March 15, 1998, by: (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock; (ii) each director of the Company; (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers"); and (iv) all executive officers and directors of the Company as a group. The address of each person listed below is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75240.


                                                      SHARES BENEFICIALLY
                                                         OWNED (1)(2)
                                            ------------------------------------
NAME OF BENEFICIAL OWNER                            NUMBER          PERCENT
------------------------                    ----------------- ------------------

Jeffrey L. Beck.............................     4,474,673(3)        22.7%
James A. Stroud.............................     4,474,674(4)        22.7%
Lawrence A. Cohen...........................       459,000(5)         2.3%
Keith N. Johannessen........................        11,000(6)            *
David R. Brickman ..........................         8,500(7)            *
Dr. Gordon I. Goldstein.....................                -            *
J. Frank Miller, III........................        12,000(8)            *
James A. Moore..............................         3,300(9)            *
Dr. Victor W. Nee...........................                -            *
All directors and executive
 officers as a group (14 persons)...........    9,473,397(10)        47.8%



*  Less than one percent.

(1) Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2) Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 19,717,347 shares of Common Stock issued and outstanding on March 15, 1998. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3) Consists of 4,458,673 shares held by Mr. Beck directly and 16,000 shares which Mr. Beck may acquire upon the exercise of options immediately or within 60 days after March 15, 1998.

(4) Consists of 55,000 shares held by Mr. Stroud directly, 4,403,674 shares of stock held in trust over which Mr. Stroud has voting and dispositive power and 16,000 shares which Mr. Stroud may acquire upon the exercise of options immediately or within 60 days after March 15, 1998.

(5) Consists of 450,000 shares held by Mr. Cohen directly and 9,000 shares which Mr. Cohen may acquire upon the exercise of options immediately or within 60 days after March 15, 1998.

(6) Consists of 11,000 shares which Mr. Johannessen may acquire upon the exercise of options immediately or within 60 days after March 15, 1998.

(7) Consists of 500 shares held by Mr. Brickman directly and 8,000 shares which Mr. Brickman may acquire upon the exercise of options immediately or within 60 days after March 15, 1998.

CORPDAL:98255.9  34393-00001
                                                        -3-

(8) Consists of 12,000 shares held by a family limited partnership of which Mr. Miller is the general partner.

(9)      Consists of 3,300 shares held by Mr. Moore.

(10) Includes 250 shares held directly or indirectly by executive officers not individually set forth above and 30,000 shares which such officers, collectively, may acquire upon the exercise of options immediately or within 60 days after March 15, 1998.


CORPDAL:98255.9  34393-00001
                                                        -4-

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)


NOMINEES AND CONTINUING DIRECTORS

         Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the next annual meeting and until his successor is duly elected and qualified or until his earlier resignation or removal. Each of the nominees is presently a director of the Company.


                                                                      DIRECTOR'S
           NAME             AGE   POSITION(S) WITH THE COMPANY      TERM EXPIRES
           ----             ---   ----------------------------      ------------
NOMINEES:
   James A. Moore........... 63  Director                                   2001
   Dr. Victor W. Nee........ 62  Director                                   2001

CONTINUING DIRECTORS:
   Jeffrey L. Beck.......... 52  Co-Chairman and Chief Executive Officer    2000
   James A. Stroud.......... 47  Co-Chairman, Chief Operating Officer,      2000
                                  and Secretary
   Lawrence A. Cohen........ 44  Vice Chairman and Chief Financial Officer  1999
   Dr. Gordon I. Goldstein.. 60  Director                                   1999
   J. Frank Miller, III..... 45  Director                                   1999

         JEFFREY L. BECK has served as a director and Chief Executive Officer of the Company and its predecessors since January 1986. He currently serves as Co-Chairman and Chief Executive Officer of the Company. Mr. Beck also serves on the boards of various educational, religious and charitable organizations and in varying capacities with several trade associations. Mr. Beck served as Vice Chairman of the American Seniors Housing Association from 1992 to 1994, and as Chairman from 1994 to 1996, and remains a member of its Executive Board, and is a council member of the Urban Land Institute. Mr. Beck is Chairman of the Board of Directors of United Texas Bank of Dallas and is Chairman and President of Beck Properties Trophy Club.

         JAMES A. STROUD has served as a director and Chief Operating Officer of the Company and its predecessors since January 1986. He currently serves as Co-Chairman and Chief Operating Officer of the Company. Mr. Stroud also serves on the boards of various educational and charitable organizations, and in varying capacities with several trade organizations, including as a member of the Founder's Council and Board of Directors of the Assisted Living Federation of America, and as Housing Commissioner, President-Elect, and as a member of the Board of Directors of the National Association For Senior Living Industries. Mr. Stroud also serves as an Advisory Group member to the National Investment Conference. Mr. Stroud was a Founder of the Texas Assisted Living Association and serves as a member of its Board of Directors. Mr. Stroud has earned a Masters in Law, is a licensed attorney and is also a Certified Public Accountant.

         Mr. Stroud experienced personal difficulties in 1993 surrounding a prolonged terminal illness of his daughter. In 1994, Mr. Stroud pled guilty to felony charges of driving while intoxicated, and was sentenced to, among other obligations, five years probation and after care obligations, and as a result, a probated sentence in 1992 of convictions of driving while intoxicated charges was extended. If Mr. Stroud were to be convicted of similar charges in the future, the risk exists that he would be unable to continue his employment with the Company. In 1993, Mr. Stroud pled guilty to misdemeanor possession of marijuana and paid a minor fine. The Board of Directors has concluded that these matters do not adversely affect his fitness to serve as an officer or director of the Company.


CORPDAL:98255.9  34393-00001
                                                        -5-

         LAWRENCE A. COHEN has served as a director and Vice Chairman and Chief Financial Officer of the Company since November 1996. From 1991 to 1996, Mr. Cohen served as President and Chief Executive Officer of Paine Webber Properties Incorporated, which controlled a real estate portfolio having a cost basis of approximately $3.0 billion, including senior living facilities of approximately $110.0 million. Mr. Cohen is also president and a member of the boards of directors of ILM Senior Living, Inc. and ILM II Senior Living, Inc., and is a member of the boards of directors of ILM I Lease Corporation and ILM II Lease Corporation. In addition, he serves as a member of the Corporate Finance Committee and chairman of the Direct Participation Programs Subcommittee of the NASD Regulation, Inc., and was a founding member of the executive committee of the Board of the American Seniors Housing Association. Mr. Cohen has earned a Masters in Law, is a licensed attorney and is also a Certified Public
Accountant. Mr. Cohen has had positions with businesses involved in senior living for 13 years.

         DR. GORDON I. GOLDSTEIN has been an attending anesthesiologist at Presbyterian Hospital in Dallas, Texas since 1967 and at the Surgery Center Southwest since 1990. He is board certified by the American Board of Anesthesiology and has been a Fellow of the American College of Anesthesiology since 1966. Dr. Goldstein has published Diagnosis and Treatment of Reactions of Chymopapain and Successful Treatment of Cafe Coronary. Dr. Goldstein received his undergraduate degree in biology and chemistry from East Tennessee State University, his M.D. from the University of Tennessee Medical School and has served in the medical profession in the northeast and currently in the southwest. Dr. Goldstein served as the Chairman of the Department of Anesthesiology at Presbyterian Hospital in Dallas, Texas from 1994 to 1997, and currently serves as Chairman of Dallas Anesthesiology Associates.

         J. FRANK MILLER, III, is currently the President and Chief Executive Officer of JPI, the largest multi-family developer in the United States. Mr. Miller has served in this capacity from 1989 to the present. Mr. Miller has over 20 years of experience in real estate investment management and development. As managing partner and president of JPI, he is responsible for the ongoing operations of JPI's acquisitions, development, construction and management activities and establishes and maintains JPI's financial relationship. Mr. Miller was recognized as Builder of the Year for 1997 by Multifamily Executive Magazine. Prior to joining JPI, Mr. Miller was President of Southland Financial Corporation.

         JAMES A. MOORE is currently President of Moore Diversified Services, Inc., a senior living consulting firm engaged in market feasibility studies, investment advisory services, and marketing and strategic consulting in the senior living industry. Mr. Moore has 35 years of industry experience and has conducted over 1,600 senior living consulting engagements in approximately 475 markets, in 46 states and six countries. Mr. Moore has authored numerous senior living and health care industry technical papers and trade journal articles, as well as the book Assisting Living--Pure & Simple Development and Operating Strategies, which is required assisted living certification course material for the American College of Health Care Administrators. Mr. Moore is the immediate past president of The National Association for Senior Living Industries and is the current chairman of The National Foundation for Retirement Living.

         DR. VICTOR W. NEE, has been a Professor in the Department of Aerospace and Mechanical Engineering at the University of Notre Dame since 1965. In addition to his professorial duties, Dr. Nee served as Director of the Advanced Technology Center at the University of Massachusetts, Dartmouth from 1993 to 1995, and as Director of the Advanced Engineering Research Laboratory at the University of Notre Dame from 1991 to 1993. Dr. Nee received a Bachelors of Science from the National Taiwan University in Civil Engineering and a Ph.D. in Fluid Mechanics from The Johns Hopkins University. Dr. Nee holds international positions as an advisor to governmental, educational and industrial organizations in China. Dr. Nee has an ongoing relationship with New World and will continue as the Company's principal liaison with New World in connection with the Company's China development operations.

         The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

         There are no family relationships among any of the directors, director nominees or executive officers of the Company.

CORPDAL:98255.9  34393-00001

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH
            OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors currently has three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee. The
Executive Committee is comprised of Messrs. Beck, Stroud and Cohen. The Compensation Committee is comprised of Messrs. Goldstein, Moore and Nee. The Audit Committee is comprised of Messrs. Goldstein, Miller and Moore. The
Executive Committee has been delegated all of the powers of the Board of Directors to the extent permitted under the Delaware General Corporation Law, other than those powers delegated to other committees of the Board of Directors. The Executive Committee held no meetings during 1997. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers and administering the 1997 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation (the "1997 Stock Incentive Plan"). The Compensation Committee held no meetings during 1997. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe.
The Audit Committee held no meetings during 1997.

         The Board of Directors does not have a standing Nominating Committee.

         The Board of Directors held two meetings during 1997 following its initial public offering. During 1997, each director attended all of the meetings of the Board of Directors during the time that he served as director, other than Messrs. Nee and Moore who each missed one meeting.

DIRECTOR COMPENSATION

         Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. Non-employee directors are entitled to an annual retainer of $7,000 payable, in arrears, on the date of each annual meeting of stockholders, commencing with the 1998 Annual Meeting of Stockholders. Non-employee directors are also entitled to a fee of $500 for each board meeting attended by such director, and $200 for each committee meeting attended by such director that is not on the same day as a meeting of the Board of Directors. All directors are entitled to reimbursement for their actual out-of-pocket expenses incurred in connection with attending meetings. In addition, non-employee directors receive options to purchase shares of Common Stock in accordance with the provisions of the 1997 Stock Incentive Plan. See "--Compensation Pursuant to Plans -- 1997 Stock Incentive Plan."

EXECUTIVE COMPENSATION

         The following table sets forth certain summary information concerning the compensation paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose salary exceeded $100,000 for services rendered in all capacities to the Company for the fiscal years ended December 31, 1997 and 1996, respectively. All of the executive officers named below are referred to herein as the "named executive officers."



CORPDAL:98255.9  34393-00001
                                                        -7-

                           SUMMARY COMPENSATION TABLE




                                                                     ANNUAL                                 LONG-TERM
                                                                COMPENSATION (1)                          COMPENSATION
                                                                                 OTHER ANNUAL      OPTIONS/       ALL OTHER
    NAME AND PRINCIPAL POSITIONS        YEAR        SALARY           BONUS        COMPENSATION       SARS       COMPENSATION
------------------------------------ ---------- -------------- ----------------- ---------------  ----------- --------------
Jeffrey L. Beck.....................       1997    $175,000(2)     $1,356,450(2)       --             --             --
   Co-Chairman and Chief Executive         1996     175,000(2)      1,483,300(2)       --             --             --
   Officer
James A. Stroud.....................       1997    $175,000(2)     $1,356,450(2)       --             --             --
   Co-Chairman, Chief Operating            1996     175,000(2)      1,483,300(2)       --             --             --
   Officer and Secretary
Lawrence A. Cohen...................       1997    $250,000(3)     $   62,500(3)       --             --             --
   Vice Chairman and Chief Financial       1996      41,667(4)         10,417(4)       --             --             --
   Officer
Keith N. Johannessen................       1997    $141,667                --          --             --             --
   President                               1996     128,750        $   20,000          --             --             --
David R. Brickman...................       1997    $101,000        $       --          --             --             --
   Vice President and General Counsel      1996      85,000            52,857(5)       --             --             --



(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer.

(2) Following the consummation of the Company's initial public offering on November 5, 1997 (the "Offering"), the annual salaries of Messrs. Beck and Stroud were set at $175,000 each, subject to annual adjustments and bonuses as approved by the Compensation Committee. Bonus distributions were paid based in part on Federal income tax regulations relating to distributions of closely held corporations and S corporations that do not apply to the Company after the Offering. See "--Employment Agreements."

(3)      The Company has entered into an Employment  Agreement with Mr. Lawrence
         A. Cohen to be the chief financial officer of the Company. Pursuant to the terms of such agreement, Mr. Cohen's annual salary will be $250,000 plus a minimum annual bonus of 25% of Mr. Cohen's base salary. See "--Employment Agreements."

(4) Represents amounts earned by Mr. Cohen for two months that he was employed by the Company in 1996.

(5) The bonus amount includes a commission of $33,000 paid on the sale of Capital Senior Living Communities, L.P.'s multi-family properties in fiscal 1996.



CORPDAL:98255.9  34393-00001
                                                        -8-

GRANTS OF OPTIONS

         The following table sets forth details regarding stock options granted to the Named Executive Officers during 1997. In addition, there are shown the "option spreads" that would exist for the respective options granted based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                           OPTION GRANTS IN LAST FISCAL YEAR
                                  INDIVIDUAL GRANTS(1)
        -------------------------------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE VALUE
                           NUMBER OF      PERCENT OF                                        AT ASSUMED ANNUAL RATES
                           SECURITIES   TOTAL OPTIONS                                     OF STOCK PRICE APPRECIATION
                           UNDERLYING    GRANTED TO                                            FOR OPTION TERM (2)
                             OPTIONS    EMPLOYEES IN         EXERCISE      EXPIRATION
          NAME               GRANTED     FISCAL YEAR      OR BASE PRICE       DATE             5%            10%
------------------------ ------------- --------------- ------------------ ------------- -------------- ---------------
Jeffrey L. Beck .........    80,000        10.8%             $ 13.50         11-5-07        $ 679,206    $ 1,721,242
  Co-Chairman and
  Chief  Executive
  Officer
James A. Stroud .........    80,000        10.8%             $ 13.50         11-5-07       $ 679,206     $ 1,721,242
  Co-Chairman, Chief
  Operating Officer
  and Secretary
Lawrence A. Cohen .......    45,000         6.1%             $ 13.50         11-5-07       $ 382,053     $   968,198
  Vice Chairman and
  Chief Financial Officer
Keith N. Johannessen ....    55,000         7.4%             $ 13.50         11-5-07       $ 466,954     $ 1,183,354
  President
David R. Brickman .......    40,000         5.4%             $ 13.50         11-5-07       $ 339,603     $   860,621
  Vice President and
   General Counsel

(1) Options were granted under the 1997 Stock Incentive Plan. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Options vest 20% immediately and then vest in equal one-fifth increments over a five-year term. The options have a term of 10 years, unless they are exercised or expire upon certain circumstances set forth in the 1997 Stock Incentive Plan, including retirement, termination in the event of a change in control, death or disability.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not be achieved.

EMPLOYMENT AGREEMENTS

      The Company has entered into employment agreements with each of its named executive officers. Messrs. Beck and Stroud entered into employment agreements with the Company in May 1997; and Mr. Cohen, Mr. Brickman, and Mr. Johannessen entered into employment agreements with the Company in November 1996. Messrs. Beck and Stroud's employment agreements contain terms that renew annually for successive four-year periods, and the compensation thereunder consists of a minimum base salary of $175,000 and a bonus that may be given at the option of the Compensation Committee, in an amount that is at the Compensation Committee's discretion. Mr. Cohen's employment agreement is for a term of three years, and the compensation thereunder consists of a minimum annual base salary of $250,000 and a minimum annual bonus of 25% of Mr. Cohen's base salary. Messrs. Brickman and Johannessen's employment agreements are for a term of three years and automatically extend for a two-year term on a consecutive basis, and the compensation thereunder consists of an annual base salary of $140,000 in the case of Mr. Johannessen, and $100,000 in the case of Mr. Brickman, and an annual bonus as determined by the Board of Directors or Compensation Committee. Included in each employment agreement is a covenant of the employee not to compete with the Company during the term of his employment and for a period of one year thereafter (two years in the case of Mr. Cohen).

      Messrs. Beck and Stroud's employment agreements also provide that if they are terminated by the Company other than for cause or for reasons of death or disability or if they voluntarily resign for good reason, then the Company will pay their

CORPDAL:98255.9  34393-00001
base salary plus their minimum annual bonus for the balance of the term of the agreement, but not less than two years (base salary plus minimum annual bonus for three years if the termination is due to a Fundamental Change, as defined therein). Mr. Cohen's employment agreement provides that if Mr. Cohen is terminated by the Company other than for cause or for reasons of death or disability or Mr. Cohen voluntarily resigns for good reason, then the Company will pay to Mr. Cohen his base salary plus his minimum annual bonus for the balance of the term of his employment agreement, but not less than one year (base salary plus minimum annual bonus for two years if the termination is due to a Fundamental Change, defined as a merger, consolidation or any sale of all or substantially all of the assets of the Company that requires the consent or vote of the holders of common stock where the Company is not the survivor or in control). Messrs. Brickman and Johannessen's employment agreements provide that if the employee is terminated by the Company other than for cause or for reasons of death or disability or the employee voluntarily resigns for good reason, then the Company will pay the employee his base salary for the balance of the term of the employment agreement, but in any event not to exceed two years, and not less than one year from the date of notice of the termination.

      Mr. Beck and Mr. Stroud's employment agreements also contain provisions that allow them, in the event of their termination without cause, to require the Company to register under the Securities Act and the right to include in a Company initiated registration statement the shares of Common Stock that are owned by them on the date of their termination plus all shares of Common Stock that they may acquire after their termination pursuant to the exercise of options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      In connection with the Company's initial public offering in October 1997, the Board of Directors established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, and to review any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of the cash compensation for the executive officers of the Company. Stock option compensation for the executive officers is also considered by the Compensation Committee.

      Because the Compensation Committee was formed in November 1997, it was not charged with establishing or passing upon the 1997 compensation for the executive officers of the Company. Such determinations were made by the entire Board of Directors, which was comprised at the time of Messrs. Beck, Stroud, and Cohen. The Compensation Committee, however, did meet during 1998 to, among other things, review the executive compensation paid by the Company during 1997. In making such review, the Compensation Committee considered a number of factors, including the compensation paid to comparable officers in a peer group of publicly-traded competitors of the Company and the employment agreements existing with several of the Company's executive officers. The Compensation Committee concluded in its review that such compensation was reasonably related to the performance of the Company and those individuals during fiscal 1997.

      Subsequent to its formation, the members of the Compensation Committee also met to establish a philosophy in determining executive compensation for fiscal 1998 and future years. The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long term growth opportunities, enhancing stockholder value and ensuring the competitiveness of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions. The Compensation Committee is also mindful, however, of the fact that several of the Company's executive officers have entered into employment agreements in connection with their agreements to join the Company; accordingly, with respect to those executive officers, the Compensation Committee recognizes that, to a large degree, compensation for such persons is set by contract.

      In general, the Compensation Committee has determined that the available forms of executive compensation should include base salary, cash bonus awards and stock options. Performance of the Company will be a key consideration (to the extent that such performance can fairly be attributed or related to such executive's performance), as well as the nature of each executive's responsibilities and capabilities. The Company's compensation philosophy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation philosophy also will give consideration to the Company's achievement of specified business objectives when determining executive officer compensation. The Compensation Committee will endeavor to compensate

CORPDAL:98255.9  34393-00001
the Company's executive officers based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.

      An additional objective of the Compensation Committee in determining compensation is to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill stockholder considerations and values in the actions of all the employees and executive officers. In making its determinations, some consideration will be given by the Compensation Committee to the number of options already held by such persons and the existing amount of Common Stock already owed by such persons. Stock option awards in 1997 were determined by the Board of Directors in connection with the initial public offering and were used to reward certain executive officers and to retain each of them through the potential of capital gains and additional equity buildup in the Company. The number of stock options granted was determined, in part, by the subjective evaluation of each executive's ability to influence the Company's long term growth and profitability and by the amount of equity owned by such executive officers prior to the Company's initial public offering in October 1997. The Compensation Committee believes that the award of options represents an effective incentive to create value for the shareholders.

          Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer or to any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will consider the net cost to the Company in making all compensation decisions.

                             COMPENSATION COMMITTEE

                             Dr. Gordon I. Goldstein
                                 James A. Moore
                                Dr. Victor W. Nee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of the registrant.

COMPENSATION PURSUANT TO PLANS

1997 Stock Incentive Plan

      The Company has adopted the 1997 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation (the "1997 Stock Incentive Plan"). The Stock Incentive Plan was approved by the Board of Directors and stockholders of the Company in August 1997. Under the 1997 Stock Incentive Plan, the Compensation Committee has the authority to grant to key employees and consultants of the Company the following types of awards: (i) stock options in the form of incentive stock options ("ISO") or non-qualified stock options, or both; (ii) stock appreciation rights; (iii) restricted stock; and/or (iv) other stock-based awards. Pursuant to the 1997 Stock Incentive Plan, the maximum number of shares of Common Stock which may be issued is 1,565,000 shares, plus shares which are reacquired pursuant to the share repurchase plan. Under the share repurchase plan, which is expressly set forth in the 1997 Stock Incentive Plan, shares may be repurchased by the Company in the open market with the cash proceeds received by the Company with respect to options exercised and shares (restricted) sold under the 1997 Stock Incentive Plan, up to a maximum of 50% of the total shares authorized for grant under the 1997 Stock Incentive Plan (determined by taking into account any increase based on new issuance of shares, but without

CORPDAL:98255.9  34393-00001
                                                       -11-
regard to the share repurchase plan). The shares issued with respect to the 1997 Stock Incentive Plan may include authorized and unissued shares or treasury shares. The maximum number of shares for which ISOs may be granted is 1,565,000. The maximum number of shares of Common Stock for which awards may be made under the 1997 Stock Incentive Plan to an officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), is 100,000 during any single year. Any shares as to which an option or other award expires, lapses unexpired, or is forfeited, terminated, or canceled may become subject to a new option or other award. The 1997 Stock Incentive Plan will terminate on, and no award may be granted later than, the tenth anniversary of the date of adoption of the 1997 Stock Incentive Plan, but the exercise date of awards granted prior to such tenth anniversary may extend beyond that date.

      The 1997 Stock Incentive Plan provides for automatic grants of non-qualified stock options to purchase shares of Common Stock to Outside
Directors. Options to purchase 9,000 shares of Common Stock have been automatically granted to each person serving as an Outside Director as of the consummation of the Offering at an exercise price equal to the initial public offering price. If any person who was not previously a member of the Board of Directors is elected or appointed an Outside Director following the consummation of the Offering but prior to the date of the annual meeting of stockholders of the Company in the year 2000, such Outside Director will automatically be granted an option to purchase 7,000 shares of Common Stock if such Outside Director's service begins prior to the second anniversary of the Offering and 5,000 shares of Common Stock if such Outside Director's service begins after the second anniversary of the Offering. The Board of Directors may, in its discretion, increase or decrease the number of shares subject to such option to reflect the extent to which such Outside Director's expected service may exceed two years or may be less than one year. Such options shall vest with respect to 3,000 shares on the date of the first annual meeting of stockholders following the date of grant, 3,000 shares on the date of the second annual meeting of stockholders following the date of grant, and any remaining shares on the date of the third annual meeting of stockholders following the date of grant.

      On the date of each annual meeting of the stockholders of the Company beginning with the annual meeting of stockholders held in the year 2000, unless the 1997 Stock Incentive Plan has been terminated, each Outside Director who will continue as a director following such meeting will receive an option to purchase 3,000 shares of Common Stock. Such options will vest with respect to all 3,000 shares on the date of the next annual meeting of stockholders. All options automatically granted to an Outside Director will enable the optionee to purchase shares of Common Stock at the fair market value of the Common Stock on the date of grant. Outside Director optionees will not be able to transfer or assign their options without the prior written consent of the Board of Directors other than (i) transfers by the optionee to a member of his or her immediate family or a trust for the benefit of the optionee or a member of his or her immediate family, or (ii) transfers by will or by the laws of descent and distribution. Options automatically granted to Outside Directors will have a term of ten years from the date of grant. The exercise price may be paid in cash, shares of Common Stock, or a combination thereof. The Board of Directors has the discretion to reduce, but not increase, the number of shares awardable to Outside Directors and to postpone, but not accelerate, the vesting of such options.

      ISOs and non-qualified stock options may be granted to employees for such number of shares as the Board of Directors or Compensation Committee may determine and may be granted alone, in conjunction with, or in tandem with other awards under the 1997 Stock Incentive Plan or cash awards outside the 1997 Stock Incentive Plan. A stock option will be exercisable at such times and subject to such terms and conditions as the Compensation Committee will determine, but the term will be no more than ten years after the date of grant (five years in the case of ISOs for certain 10% stockholders). The option price for an ISO will not be less than 100% (110% in the case of certain 10% stockholders) of the fair market value of the Common Stock as of the date of grant. ISOs granted under the 1997 Stock Incentive Plan may not be transferred or assigned other than by will or by the laws of descent and distribution. Non-qualified stock options, restricted stock awards and stock appreciation rights may not be transferred or assigned without the prior written consent of the Compensation Committee, other than (i) transfer by the optionee to a member of his or her immediate family or a trust for the benefit of the optionee or a member of his or her immediate family, or (ii) transfers by will or by the laws of descent and distribution.

      Stock appreciation rights may be granted under the 1997 Stock Incentive Plan alone, or in conjunction with all or part of a stock option. If issued in conjunction with a stock option, it will be exercisable only when the underlying stock option is exercisable and once a stock appreciation right has been exercised, the related portion of the stock option underlying the stock appreciation right will terminate. Upon the exercise of a stock appreciation right, the Company will pay to the employee or consultant in cash, Common Stock, or a combination thereof (the method of payment to be at the discretion of the Compensation Committee), an amount equal to the excess of the fair market value of the Common Stock on the exercise date over the option price, multiplied by the number of stock appreciation rights being exercised.

CORPDAL:98255.9  34393-00001

      Restricted stock awards may be granted alone, in addition to, or in tandem with, other awards under the 1997 Stock Incentive Plan or cash awards made outside the 1997 Stock Incentive Plan. The provisions attendant to a grant of restricted stock may vary from participant to participant. In making an award of restricted stock, the Compensation Committee will determine the periods during which the restricted stock is subject to forfeiture. During the restriction period, the employee or consultant may not sell, transfer, pledge, or assign the restricted stock, but will be entitled to vote the restricted stock and to receive, at the election of the Compensation Committee, cash or deferred dividends.

      The Compensation Committee also may grant other types of awards such as performance shares, convertible preferred stock, convertible debentures, or other exchangeable securities that are valued, as a whole or in part, by reference to or otherwise based on the Common Stock. These awards may be granted alone, in addition to, or in tandem with stock options, stock appreciation rights, restricted stock, or cash awards outside of the 1997 Stock Incentive Plan. Awards will be made upon such terms and conditions as the Compensation Committee may determine.

      If there is a change in control or a potential change in control of the Company (as defined in the 1997 Stock Incentive Plan), unless otherwise determined by the Compensation Committee in its sole discretion, stock appreciation rights and limited stock appreciation rights, and any stock options which are not then exercisable, will become fully exercisable and vested and the restrictions and deferral limitations applicable to restricted stock and other stock-based awards may lapse and such shares and awards will be deemed fully vested. Stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and other stock-based awards, will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price (as defined in the 1997 Stock Incentive Plan and as described below). The change in control price will be the highest price per share paid in any transaction reported on the NYSE or paid or offered to be paid in any bona fide transaction relating to a change in control or potential change in control at any time during the immediately preceding 60-day period, as determined by the Compensation Committee.

      Effective upon the completion of the Offering, options to purchase up to 776,250 shares of Common Stock, exercisable at the initial public offering price, were awarded to key employees and directors of the Company. Each such option is exercisable over a period ranging from zero to five years and expire on the tenth anniversary of the date of grant.



CORPDAL:98255.9  34393-00001
                                                       -13-

                         COMMON STOCK PERFORMANCE GRAPH

      The following performance graph compares the cumulative return of the Company's Common Stock since the date of the Company's initial public offering on October 31, 1997 (the "Offering"), with that of the Broad Market (the S&P
500) and a group of the Company's peer corporations. Each index assumes $100 invested at October 31, 1997 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.


                               [GRAPHIC OMITTED]



                                             Beginning                Month Ended                  Month Ended
                                          October 31, 1997          November 30, 1997            December 31, 1997
                                          ----------------          -----------------            -----------------
Capital Senior Living Corporation              100.00                     77.24                        62.31
Peer Group                                     100.00                     97.30                       107.41
Broad Market                                   100.00                    104.63                       106.45


     The Broad Market (the S&P 500) is an index of 500 companies with common stock on national securities exchanges. The Peer Group is composed of the following companies: American Retirement Corp., Assisted Living Concepts, Inc., Atria Communities, Inc., Carematrix Corp. and Sunrise Assisted Living, Inc.



CORPDAL:98255.9  34393-00001
                                                       -14-

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ILM MANAGEMENT CONTRACTS

      The Company is a party to two separate property management agreements (the "ILM Management Agreements") with ILM I Lease Corporation and ILM II Lease Corporation, two finite-life corporations formed by ILM Senior Living, Inc. and ILM II Senior Living, Inc. (collectively, "ILM") that operate 13 senior living communities. The ILM Management Agreements commenced on July 29, 1996 and expire on December 31, 1999 and December 31, 2000, respectively, subject to extension under certain circumstances, but not beyond July 29, 2001. Lawrence A. Cohen is a director of ILM I Lease Corporation and ILM II Lease Corporation and is the president and a director of ILM. Effective in November 1996, Mr. Cohen was elected Vice Chairman and Chief Financial Officer of the Company. The Company earned a total of $854,948 and $734,755 under the two ILM Management Agreements for the fiscal year ended December 31, 1997. The Company has an agreement with Mr. Cohen whereby he has agreed that, without the Company's prior consent, he will not spend a significant portion of his time on matters not related to his duties with the Company.

TRI POINT DEVELOPMENT AGREEMENT

      On September 16, 1997, the Company and Tri Point Communities, L.P. ("Tri Point"), a limited partnership owned by the Company's founders, Jeffrey L. Beck and James A. Stroud and their affiliates, entered into a Development and Turnkey Services Agreement (the "Tri Point Agreement") in connection with the development and management of Waterford communities by the Company for Tri Point. Pursuant to the Tri Point Agreement, upon the closing of the purchase of the real estate by Tri Point and the receipt of final, non-appealable zoning approvals for the community to be developed, the parties expect to enter into a development agreement for the construction of the community. The existing development agreements provide for a development fee payable to the Company of 7% of total project costs. Upon completion of the construction of a community and pursuant to the development agreement, the parties will enter into a management agreement, pursuant to which the Company expects to earn a management fee equal to approximately 5% of gross revenues or $5,000 per month and a lease-up fee equal to approximately $500 for each unit leased and occupied. The Company believes that the development and management fees to be paid to the Company approximate fair market fees. The Company expects that each management agreement will have a 10-year term with a five-year renewal option in favor of the Company.

      Effective April 1, 1998, Tri Point will be reorganized and the interests of Messrs. Beck and Stroud will be sold at their cost to Triad Senior Living, Inc. and its affiliates, which are unrelated third-parties. Triad Senior Living, Inc. and its affiliates have previously owned, developed, operated and sold senior living communities for their own account. Tri Point will be renamed Triad Senior Living, L.P. ("Triad"). The new general partner of Triad, owning 1%, will be Triad Senior Living, Inc. The limited partners will be Blake N. Fail (principal owner of Triad Senior Living, Inc.), owning 80%, and a wholly owned subsidiary of the Company, owning 19%. Triad will continue to be bound by the existing Tri Point Agreement and all existing development agreements, except the development fee will be reduced from 7% to 4%, but will include reimbursements for expenses and overhead. Triad will also continue to be bound by all existing property management agreements. The Company's subsidiary will have an option to purchase the partnership interests of Triad Senior Living, Inc. and Blake N. Fail for an amount equal to the amount such party paid for its interest, plus non-compounded interest of 12% per annum. The property management agreements also provide the Company with an option to purchase the communities developed by Triad upon their completion for an amount equal to the fair market value (based on a third-party appraisal but not less than hard and soft costs and lease-up costs). The Company has made no determination as to whether it will exercise its purchase options. The Company will evaluate the possible exercise of each purchase option based upon the business and financial factors which may exist at the time those options become exercisable.

PRIOR TRANSACTIONS INVOLVING RELATED PARTIES

      Background

      The Company was incorporated in October 1996 in the state of Delaware in anticipation of a public offering. On November 5, 1997, the Company closed its initial public offering (the "Offering"). Simultaneously with the consummation of the Offering, the Company, the Company's founders, Messrs. Beck and Stroud, Mr. Cohen, Vice Chairman and Chief Financial Officer of the Company, and affiliates of Messrs. Beck and Stroud completed a series of transactions (collectively, the "Formation Transactions") that resulted in the reorganization of the Company (the "Formation").

CORPDAL:98255.9  34393-00001

      As part of the Formation Transactions, Messrs. Beck and Stroud contributed all of the capital stock of Capital Senior Living, Inc., Capital Senior
Management 1, Inc., Capital Senior Management 2, Inc., Capital Senior Development, Inc., and, with Mr. Cohen, of Quality Home Care, Inc. (the "Contributed Entities") to the Company in exchange for the issuance of 7,687,347 shares of common stock and the issuance of separate notes to Messrs. Beck, Stroud (and an affiliate of Stroud) and Cohen in the aggregate principal amount of $18,076,380 (collectively, the "Formation Note"). The Formation Note was repaid from net proceeds of the Offering.

      Also as part of the Formation Transactions, the Company purchased substantially all of the assets (the "Acquired Assets"), other than working capital items, of Capital Senior Living Communities, L.P., a Delaware limited partnership ("CSLC"), for the assumption of approximately of $70.8 million of debt plus cash equal to $5.8 million (the "Asset Acquisition"). The Acquired Assets of CSLC are: (i) four senior living communities; (ii) approximately 56% of the limited partner interests in HealthCare Properties, L.P., a Delaware limited partnership ("HCP"); and (iii) approximately 31% of the aggregate principal amount of certain notes (the "NHP Notes") issued by NHP Retirement Housing Partners I, L.P., a Delaware limited partnership ("NHP") and approximately 3% of the outstanding limited partnership interests of NHP. The primary assets of HCP consist of: (i) approximately $9.9 million in cash and cash equivalents as of the Offering; (ii) four physical rehabilitation facilities; and (iii) four skilled nursing communities. The outstanding principal amount of all of the NHP Notes as of the Offering was $42.7 million. The NHP Notes accrue interest at a rate of 13% per annum, pay cash interest at a rate of 7% per annum, are secured by substantially all of the assets of NHP, and mature on December 31, 2001. The primary assets of NHP consist of five senior living communities. Messrs. Beck and Stroud control approximately 66% of the limited partnership interests in CSLC and will initiate the steps to begin the liquidation of CSLC, pursuant to the terms of CSLC's partnership agreement. The purchase price paid for the Acquired Assets was determined as follows: (i) CSLC's communities, other than construction in process, were valued based on the appraised value of the communities; (ii) CSLC's investment in HCP was valued based on the appraised value of HCP's communities, adjusted for working capital items and other assets and liabilities that would be settled in cash, multiplied by the percentage of HCP owned by CSLC; (iii) CSLC's investment in the NHP Notes was valued based on discounting the amount of principal and interest payments to be made following the maturity date (December 31, 2001) of the NHP Notes (assuming a six month lag between maturity and full repayment); and (iv) CSLC's investment in the NHP limited partnership interests was valued at its historical cost basis which approximates fair value. The appraised values for the communities were determined by third-party appraisals.

      Project and Partnership Management

      Capital Senior Living, Inc. ("CSL") (one of the Contributed Entities) and until February 1, 1995, Capital Realty Group Senior Housing, Inc. ("Senior Housing"), each an affiliate of Messrs. Beck and Stroud, have provided community management services to CSLC, HCP and NHP pursuant to separate management agreements and were paid management fees pursuant to the terms of the management agreements. The management agreements provide for reimbursement of all expenses of managing the communities owned by these entities, including salaries of on-site managers and out-of-pocket expenses of CSL, and provide for payment of a property management fee to CSL equal to 5% of the gross revenues of each project. For the periods ended December 31, 1997, 1996 and 1995, CSLC paid CSL and Senior Housing $853,577, $987,104 and $986,877, respectively, in property management fees for managing the projects, and CSL and Senior Housing were paid $327,802 in 1997, $332,438 in 1996 and $430,329 in 1995 for the reimbursement of expenses under the management agreements. For the periods ended December 31, 1997, 1996 and 1995, HCP paid CSL and Senior Housing $330,000, $208,000 and $252,000, respectively, in property management fees for managing the projects, and paid $215,242 in 1997, $256,000 in 1996 and $235,000 in 1995 for
reimbursable expenses under the management agreements. For the periods ended December 31, 1997, 1996 and 1995, NHP paid CSL and Senior Housing $1,432,813, $1,351,527 and $1,326,188, respectively in management fees, dietary services fees and other operating expense reimbursements related to services provided to NHP, and paid $3,892,526 in 1997, $3,816,530 in 1996 and $3,925,369 in 1995 for
reimbursable expenses, including reimbursements for salaries, related benefits and overhead reimbursements, under the management agreements.

      The general partners of CSLC, HCP and NHP are affiliates of Messrs. Beck and Stroud. These general partners are not retaining a fee for serving as such. All property employees of each of CSLC, HCP and NHP are paid by an affiliate of the general partner of these partnerships, which in turn is reimbursed by the applicable partnership. Reimbursed gross payroll and health insurance premiums paid by CSLC in 1997, 1996 and 1995 were $5,350,000, $5,254,000 and $5,213,000, respectively. Reimbursed gross payroll and health insurance premiums paid by HCP in 1997, 1996 and 1995, were $3,173,000, $2,068,000 and $2,491,000, respectively. Reimbursed gross payroll and health insurance premiums paid by NHP in 1997, 1996 and 1995, were $3,735,000, $3,538,657 and $3,561,140, respectively.


CORPDAL:98255.9  34393-00001
                                                       -16-

      As part of the Formation Transactions, the Company has received a ten-year option to purchase all of the capital stock of Senior Housing at fair market value (as determined by an independent appraisal). Pending such exercise, any fees received by Senior Housing from HCP or NHP will be assigned to the Company.

      Transactions with CSLC

      In connection with obtaining a $12 million mortgage loan for CSLC, an affiliate of Messrs. Beck and Stroud received a 2% financing fee of $240,000 in 1994. In 1995, an affiliate of Messrs. Beck and Stroud received a 2% financing fee of $110,000 in connection with increasing CSLC's mortgage loan commitment from $12 million to $17.5 million. In connection with the extension of one of CSLC's mortgages, an affiliate of Messrs. Beck and Stroud received $0, $40,453 and $20,830 in 1997, 1996 and 1995, respectively, as a financing fee.

      In April 1996, an affiliate of Messrs. Beck and Stroud sold to CSLC $1,269,000 of limited partnership interests in HCP at the then current fair market value and recognized a $878,592 gain on such transaction.

      Upon the sale by CSLC of the two communities in November 1996, an affiliate of Messrs. Beck and Stroud received a $79,883 brokerage fee.

      On December 10,  1996,  CSLC entered  into  contract  with Capital  Senior
Development,  Inc.,  an  affiliate  of  Messrs.  Beck  and  Stroud  (one  of the
Contributed Entities), to construct a 97 unit expansion of the Cottonwood community, consisting of 49 units for independent living and 48 units for assisted living. The budgeted cost for the expansion is approximately $7,000,000. On November 3, 1997, this community was transferred to the Company in the Formation Transactions.

      Transactions with HCP

      HCP may pay to Senior Housing or its affiliates, for services rendered in connection with the sale of an HCP community, and shall be entitled to receive the lesser of the following: (i) 3% of the sale price of HCP's community or (ii) an amount not to exceed $50% of the standard real estate commission. Amounts earned by Senior Housing in 1996 for the sale of HCP communities were $66,000 and $92,250 in 1996 and 1995, respectively. In October 1997, HCP paid Senior Housing a refinancing fee of $13,245.

      For property management services, Senior Housing or its affiliates are entitled to receive leasing and property management fees. Since most of HCP's communities have long-term, triple-net leases and others have independent fee management engagements for most services, Senior Housing or its affiliates received 1% of the monthly gross rental or operating revenues, totaling approximately $90,000, $72,000 and $80,000 in 1997, 1996 and 1995, respectively.
Asset management fees paid to Senior Housing or its affiliates were approximately $502,000, $740,000 and $712,000 in 1997, 1996 and 1995,
respectively.

      Formation Transactions

      In connection with the Formation Transactions, Messrs. Beck, Stroud (and his affiliate), and Mr. Cohen contributed the capital stock of the Contributed Entities to the Company and received in exchange shares of Common Stock and the issuance of the Formation Note, which was repaid upon completion of the Offering as set forth in the table below.

                                   NUMBER OF SHARES      PROCEEDS FROM THE
NAME                              OF COMMON STOCK(1)       FORMATION NOTE
----                              ------------------       --------------
Jeffery L. Beck..........              3,843,673            $  8,351,940
James A. Stroud..........              3,843,673            $  8,351,940
Lawrence A. Cohen........                  -                $  1,372,500

-------------------
(1) See Notes to "Principal Stockholders and Stock Ownership of Management" for certain beneficial ownership information.

      The number of shares of Common Stock to be issued and the principal amount of the Formation Notes were established by Messrs. Beck and Stroud and the Company based upon independent appraisals of the value of the Acquired Assets and

CORPDAL:98255.9  34393-00001
an assessment of the combined value of the Company after giving effect to the Formation Transactions by reference to the market value of comparable publicly-traded senior living companies. The shares of the Contributed Entities were issued to Messrs. Beck and Stroud for nominal consideration, totaling less than $50,000, in connection with the formation of the Contributed Entities.

      Also as part of the Formation Transactions, the Company purchased the Acquired Assets from CSLC for the assumption of the LBHI Loan, which was reduced promptly following the consummation of the Offering, and cash for the balance of the purchase price. A part of the assets acquired by the Company from CSLC (an affiliate of Messrs. Beck and Stroud) in the Formation Transactions consisted of limited partnership interests in HCP and NHP and the NHP Notes, which were acquired by CSLC since April 30, 1995. CSLC paid an aggregate of $9.9 million, $1,364 and $10.8 million, respectively, for the 56% of limited partnership interests in HCP, the 3% of limited partnership interests in NHP and the NHP Notes sold by CSLC to the Company in the Formation Transactions. Approximately $14.8 million, $1,364 and $18.5 million of the purchase price for the Acquired Assets has been allocated to the HCP and NHP limited partnership interests and the NHP Notes, respectively. The purchase price paid for the Acquired Assets was determined as follows: (i) CSLC's communities, other than construction in process, were valued based on the appraised value of such communities; (ii) CSLC's investment in HCP was valued based on the appraised value of HCP's communities, adjusted for working capital items and other assets and liabilities that would be settled in cash, multiplied by the percentage of HCP owned by CSLC; (iii) CSLC's investment in the NHP Notes was valued based on discounting the amount of principal and interest payments to be made following the maturity date (December 31, 2001) of the NHP Notes (assuming a six month lag between maturity and full repayment); and (iv) CSLC's investment in the NHP limited partnership interests was valued at its historical cost basis, which approximates fair value. The appraised values of the communities were determined by third-party appraisals.

      Messrs. Beck and Stroud (through a trust) beneficially own approximately 66% of the limited partnership interests in CSLC and own the general partner of CSLC, and consequently have an indirect interest in the debt assumption and repayment of CSLC's debt through net proceeds of the Offering. In addition, in connection with the sale of the Acquired Assets, CSLC paid an affiliate of Messrs. Beck and Stroud a brokerage fee of approximately $4.6 million.

      LBHI Loan

      On June 30, 1997, CSLC entered into a mortgage loan agreement with an affiliate of Lehman Brothers, LBHI, pursuant to which LBHI agreed to make a mortgage loan of $77.0 million to CSLC secured by four senior living communities owned by CSLC and CSLC's investment in HCP and NHP. The loan agreement would have matured on December 31, 1997. On October 30, 1997, approximately $70.8 million was outstanding under this loan agreement (excluding borrowings for construction in progress) of which $5.5 million was used to repay outstanding amounts under CSLC's prior credit facility, and the balance was used to purchase U.S. Treasury securities. The U.S. Treasury securities were sold under a repurchase agreement with a term equal to their maturity. At consummation of the Offering, and as part of the Formation Transactions, the Acquired Assets of CSLC were acquired by the Company through assumption of the LBHI Loan, the repurchase agreement was canceled and the LBHI loan was reduced by the Company with net proceeds of the Offering. The U.S. Treasury securities reverted to CSLC. Through their ownership interests in CSLC, Messrs. Beck and Stroud indirectly derived financial benefits from CSLC's sale of the Acquired Assets to the Company and the reversion of the U.S. Treasury securities to CSLC.

      Other

      During the years ended December 31, 1997, 1996 and 1995, the Company was advanced $500,000, $400,000 and $250,000, respectively, by Messrs. Beck and Stroud. Such funds were advanced pursuant to separate demand notes bearing interest at 10% per annum. Prior to the Offering, $900,000 remained outstanding under such notes. In addition, prior to the Offering, the Company owed $266,481 to an affiliate of Messrs. Beck and Stroud pursuant to a promissory note, dated February 1, 1995 in the original principal amount of $467,164, bearing interest at 10% per annum and payable in seven annual installments of $65,091 on December 31, plus accrued interest. This indebtedness was repaid by the Company upon completion of the Offering.

      Jeffrey L. Beck is the chairman of the board and principal stockholder of a bank where the majority of the Company's and CSLC, HCP and NHP's operating cash accounts are maintained.

CORPDAL:98255.9  34393-00001

POLICY OF THE BOARD OF DIRECTORS

      The Company has implemented a policy requiring any material transaction (or series of related transactions) between the Company and related parties to be approved by a majority of the directors (all of the directors in the case of any such transaction between the Company and Tri-Point) who have no beneficial or economic interest in such related party, upon such directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from third parties. There can be no assurance that these policies will always be successful in eliminating the influence of conflicts of interest.

      The Bylaws of the Company provide that at least from the period from the closing of the Offering until the first anniversary thereof, except during a period not to exceed 90 days following the death, resignation, incapacity or removal of a director prior to the expiration of each director's term of office, a majority of the board of directors shall be comprised of persons who are not related to any members of the families of Jeffrey L. Beck or James A. Stroud and not officers or employees of the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which became effective May 1, 1991, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders"), to file reports of ownership and changes of ownership with the SEC and the New York Stock Exchange. Officers, directors and 10% Stockholders of the Company are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Stockholders were timely met, with the exception that Messrs. Beck, Stroud, Moore and Miller were each late with respect to the filing of one Form 4 related to the purchase of Common Stock of the Company. These omissions have been corrected with subsequent Form 5 filings.

                        ---------------------------------

                        PROPOSAL TO RATIFY APPOINTMENT OF
                              INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

      The Board of Directors has appointed Ernst & Young LLP, independent auditors, to be the principal independent auditors of the Company and to audit its consolidated financial statements for the fiscal year ending December 31, 1998. Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1997, and has reported on the Company's consolidated financial statements. Representatives of the firm will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

      The Board of Directors has the responsibility for the selection of the Company's independent auditors. Although shareholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate the Company to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders' opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, shareholders' opinions would be taken into consideration.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1998 FISCAL YEAR.

                                 OTHER BUSINESS
                                  (PROPOSAL 3)

      The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the person named in the accompanying proxy will vote the proxy as in his discretion he may deem appropriate, unless directed by the proxy to do otherwise.

CORPDAL:98255.9  34393-00001

                                     GENERAL

      The cost of any solicitation of proxies by mail will be borne by the Company. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of Common Stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. The cost of such solicitation will be borne by the Company.

      The information contained in this Proxy Statement in the sections entitled "Election of Directors -- Compensation Committee Report on Executive Compensation" and "Common Stock Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

                    DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

      Stockholder proposals to be included in the proxy statement for the next Annual Meeting must be received by the Company at its principal executive offices on or before November 30, 1998 for inclusion in the Company's Proxy Statement relating to that meeting.


                            BY ORDER OF THE BOARD OF DIRECTORS



                            Jeffrey L. Beck
                            Co-Chairman and Chief Executive Officer

March 30, 1998
Dallas, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CORPDAL:98255.9  34393-00001
                                                       -20-






                        CAPITAL SENIOR LIVING CORPORATION
                         14160 Dallas Parkway, Suite 300
                               Dallas, Texas 75240

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Jeffrey L. Beck and James A. Stroud and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all of the shares of the common stock of Capital Senior Living Corporation (the "Company"), held of record by the undersigned on March 25, 1998, at the Annual Meeting of Stockholders of the Company to be held on May 21, 1998, and any adjournment(s) thereof.

                                     (To Be Dated And Signed On Reverse Side)


                                              ^FOLD AND DETACH HERE^

                                                         Please mark
                                                         your votes as
                                                         indicated in      X
                                                         this example


1 PROPOSAL TO ELECT AS DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN 2001 OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND HAVE QUALIFIED.

         [ ]               FOR all nominees listed
                           (except as marked to the contrary)

         [ ]               WITHHOLD AUTHORITY to vote for all nominees listed

                           James A. Moore
                           Dr. Victor W. Nee

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                  Withhold:
                              --------------------------------------------------

2. To ratify the Board of Directors' appointment of Ernst & Young LLP, independent accountants, as the Company's independent auditors for the year ending December 31, 1998.

                         [ ] FOR   [ ]  AGAINST   [ ]  ABSTAIN



3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                         [ ] FOR    [ ]  AGAINST   [ ]  ABSTAIN

                                    Dated:  ________________, 1998


                                    --------------------------------------------
                                    Signature


                                    --------------------------------------------
                                    Signature, If Held Jointly

                                                     Please  execute  this proxy
                                                     as   your   name    appears
                                                     hereon.   When  shares  are
                                                     held by joint tenants, both
                                                     should  sign.  When signing
                                                     as   attorney,    executor,
                                                     administrator,  trustee  or
                                                     guardian,  please give full
                                                     title   as   such.   If   a
                                                     corporation, please sign in
                                                     full  corporate name by the
                                                     president      or     other
                                                     authorized  officer.  If  a
                                                     partnership, please sign in
                                                     partnership     name     by
                                                     authorized  person.  PLEASE
                                                     MARK, SIGN, DATE AND RETURN
                                                     THIS PROXY  PROMPTLY  USING
                                                     THE ENCLOSED ENVELOPE.


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